FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                    CONTENTS

                                                                                                     Page
                                                                                                     ----

A. 1999 YEAR END FINANCIAL STATEMENTS
   Report of Independent Accountants..........................................................        F-2
   Consolidated Balance Sheets as of December 31, 1999 and 1998...............................        F-3
   Consolidated Statements of Income for the Years Ended December 31, 1999, 1998
     and 1997.................................................................................        F-4
   Consolidated Statements of Changes in Shareholder's Equity for the Years Ended
   December 31, 1999, 1998, and 1997..........................................................        F-5
   Consolidated Statements of Cash Flows for the Years Ended December 31, 1999, 1998
     and 1997.................................................................................  F-6 - F-7
   Notes to Consolidated Financial Statements for the Years Ended December 31, 1999, 1998 and
     1997..................................................................................... F-8 - F-27

      The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with generally accepted accounting principles in making such determinations.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder and Board of Directors of Financial Security Assurance Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholder's equity, and cash flows present fairly, in all material respects, the financial position of Financial Security Assurance Inc. and Subsidiaries (the Company) at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                        /s/ PRICEWATERHOUSECOOPERS LLP
                                        ----------------------------------------
                                        PRICEWATERHOUSECOOPERS LLP
New York, New York
January 25, 2000, except for
Note 18, as to which the date
is March 14, 2000

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands, except per share data)

                                                                               December 31,   December 31,
                                                                                  1999            1998
                                                                                  ----            ----
ASSETS
Bonds at market value (amortized cost of $1,903,932 and $1,631,094) ........   $ 1,837,085    $1,683,928
Equity investments at market value (cost of $10,100 and $34,250) ...........         9,768        37,268
Short-term investments .....................................................       257,030        92,241
                                                                               -----------    ----------
   Total investments .......................................................     2,103,883     1,813,437
Cash .......................................................................         4,153         2,729
Deferred acquisition costs .................................................       198,048       199,559
Prepaid reinsurance premiums ...............................................       285,105       217,096
Reinsurance recoverable on unpaid losses ...................................         9,492         6,421
Receivable for securities sold .............................................        40,635         1,656
Other assets ...............................................................       145,837        92,662
                                                                               -----------    ----------
  TOTAL ASSETS .............................................................   $ 2,787,153    $2,333,560
                                                                               ===========    ==========

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY
Deferred premium revenue ...................................................   $   844,146    $  721,699
Losses and loss adjustment expenses ........................................        87,309        72,007
Deferred federal income taxes ..............................................        53,357        95,398
Ceded reinsurance balances payable .........................................        36,387        31,502
Payable for securities purchased ...........................................       239,295       105,749
Long-term debt .............................................................       120,000       120,000
Minority interest ..........................................................        32,945        20,388
Accrued expenses and other liabilities .....................................        78,768        62,226
                                                                               -----------    ----------
  TOTAL LIABILITIES AND MINORITY INTEREST ..................................     1,492,207     1,228,969

COMMITMENTS AND CONTINGENCIES
Common stock (500 shares authorized, issued and outstanding; par value of
  $30,000 per share) .......................................................        15,000        15,000
Additional paid-in capital .................................................       832,556       694,788
Accumulated other comprehensive income [net of deferred income tax provision
  (benefit) of $(23,513) and $19,904] ......................................       (43,666)       36,964
Accumulated earnings .......................................................       491,056       357,839
                                                                               -----------    ----------
  TOTAL SHAREHOLDER'S EQUITY ...............................................     1,294,946     1,104,591
                                                                               -----------    ----------
  TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY .........   $ 2,787,153    $2,333,560
                                                                               ===========    ==========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands, except per share data)

                                                                              Year Ended December 31,
                                                                        -----------------------------------
                                                                            1999       1998       1997
                                                                            ----       ----       ----
REVENUES:
  Net premiums written ..............................................   $ 230,435    $ 219,853    $ 172,878
  Increase in deferred premium revenue ..............................     (55,476)     (81,926)     (63,367)
                                                                        ---------    ---------    ---------
  Premiums earned ...................................................     174,959      137,927      109,511
  Net investment income .............................................      92,552       76,023       69,643
  Net realized gains (losses) .......................................     (10,090)      21,667        6,023
  Other income ......................................................       1,307          381       10,774
                                                                        ---------    ---------    ---------
    TOTAL REVENUES ..................................................     258,728      235,998      195,951
                                                                        ---------    ---------    ---------
EXPENSES:
  Losses and loss adjustment expenses ...............................       8,829        3,949        9,156
  Policy acquisition costs ..........................................      39,809       35,439       27,962
  Other operating expenses ..........................................      33,210       28,502       20,717
                                                                        ---------    ---------    ---------
    TOTAL EXPENSES ..................................................      81,848       67,890       57,835
                                                                        ---------    ---------    ---------
Minority interest and equity in earnings of unconsolidated affiliates      (2,523)        (388)
                                                                        ---------    ---------
INCOME BEFORE INCOME TAXES ..........................................     174,357      167,720      138,116
                                                                        ---------    ---------    ---------
Provision (benefit) for income taxes:
  Current ...........................................................      39,765       46,736       21,838
  Deferred ..........................................................       1,375          167       16,019
                                                                        ---------    ---------    ---------
  Total provision ...................................................      41,140       46,903       37,857
                                                                        ---------    ---------    ---------
  NET INCOME ........................................................     133,217      120,817      100,259
                                                                        ---------    ---------    ---------


   OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
   Unrealized gains (losses) on securities:
     Holding gains (losses) arising during period [net of deferred income tax provision (benefit) of $(47,498), $12,428
       and $12,268] .................................................     (88,211)      23,080       22,784
     Less: reclassification adjustment for losses (gains) included in net income [net of deferred income tax benefit (provision) of
       $2,509, $(7,583) and $(2,108)] ...............................       7,581      (14,084)      (3,915)
                                                                        ---------    ---------    ---------
   Other comprehensive income (loss) ................................     (80,630)       8,996       18,869
                                                                        ---------    ---------    ---------

 COMPREHENSIVE INCOME ...............................................   $  52,587    $ 129,813    $ 119,128
                                                                        =========    =========    =========


         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                             (Dollars in thousands)

                                                           Additional    Unrealized
                                                Common      Paid-In    Gain (Loss) on   Retained
                                                Stock       Capital      Investments    Earnings         Total
                                                -----       -------      -----------    --------         -----
BALANCE, December 31, 1996 ..............     $ 15,000     $ 654,470      $  9,099      $136,763     $   815,332
Net income ..............................                                                100,259         100,259
Net change in accumulated comprehensive
  income (net of deferred income taxes of
  $10,160) ..............................                                   18,869                        18,869
Stock repurchase ........................                    (39,500)                                    (39,500)
Deferred equity payout by Parent ........                      2,900                                       2,900
                                              --------     ---------      --------      --------     -----------
BALANCE, December 31, 1997 ..............       15,000       617,870        27,968       237,022         897,860
Net income ..............................                                                120,817         120,817
Net change in accumulated comprehensive
  income (net of deferred income taxes of
  $4,844) ...............................                                    8,996                         8,996
Stock repurchase ........................                     (8,500)                                     (8,500)
Capital contribution from Parent ........                     80,000                                      80,000
Deferred equity payout by Parent ........                      5,418                                       5,418
                                              --------     ---------      --------      --------     -----------
BALANCE, December 31, 1998 ..............       15,000       694,788        36,964       357,839       1,104,591
Net income ..............................                                                133,217         133,217
Net change in accumulated comprehensive
  income (net of deferred income tax
  benefit of $43,417) ...................                                  (80,630)                      (80,630)
Capital contribution from Parent ........                    126,439                                     126,439
Deferred equity payout by Parent ........                     11,329                                      11,329
                                              --------     ---------      --------      --------     -----------
BALANCE, December 31, 1999 ..............     $ 15,000     $ 832,556      $(43,666)     $491,056     $ 1,294,946
                                              ========     =========      ========      ========     ===========

         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                           Year Ended December 31,
                                                                           -----------------------
                                                                     1999            1998            1997
                                                                     ----            ----            ----
Cash flows from operating activities:
  Premiums received, net ..................................     $   230,394      $   247,229      $   171,145
  Policy acquisition and other operating expenses paid, net         (41,852)         (81,559)         (50,046)
  Recoverable advances paid ...............................          (2,335)          (4,073)          (7,629)
  Losses and loss adjustment expenses recovered (paid) ....           3,302           16,535           (6,463)
  Net investment income received ..........................          84,423           67,268           63,207
  Federal income taxes paid ...............................         (44,472)         (52,210)         (27,080)
  Interest paid ...........................................          (8,168)
  Other ...................................................            (438)            (877)           2,142
                                                                -----------      -----------      -----------
    Net cash provided by operating activities .............         220,854          192,313          145,276
                                                                -----------      -----------      -----------

Cash flows from investing activities:
  Proceeds from sales of bonds ............................       1,936,748        1,735,585        1,071,845
  Proceeds from sales of equity investments ...............          74,593           22,571            3,568
  Proceeds from maturities of bonds .......................                                            32,468
  Purchases of bonds ......................................      (2,129,656)      (2,098,264)      (1,196,117)
  Purchases of equity investments .........................         (46,581)         (37,034)         (24,662)
  Gain on sale of subsidiaries ............................                                             9,486
  Purchases of property and equipment .....................          (1,132)          (1,071)          (2,985)
  Net decrease (increase) in short-term investments .......        (161,231)          15,857          (45,661)
  Other investments .......................................          (2,171)          20,037
                                                                -----------      -----------      -----------
    Net cash used for investing activities ................        (329,430)        (342,319)        (152,058)
                                                                -----------      -----------      -----------

Cash flows from financing activities:
  Surplus notes issued ....................................                           70,000           50,000
  Capital contribution (a).................................         110,000           80,000
  Stock repurchase ........................................                           (8,500)         (39,500)
                                                                -----------      -----------      -----------
    Net cash provided by financing activities .............         110,000          141,500           10,500
                                                                -----------      -----------      -----------
Net increase (decrease) in cash ...........................           1,424           (8,506)           3,718
Cash at beginning of year .................................           2,729           11,235            7,517
                                                                -----------      -----------      -----------
Cash at end of year .......................................     $     4,153      $     2,729      $    11,235
                                                                ===========      ===========      ===========

(a) In December 1999, the Parent contributed its ownership in XL Financial Assurance Ltd. to the Company at its fair value of $16,439.

                                    Continued

         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Reconciliation of net income to net cash flows from operating activities:
Net income ..................................................     $ 133,217      $ 120,817      $ 100,259
  Increase in accrued investment income .....................        (4,271)        (3,939)        (1,811)
  Increase in deferred premium revenue and related foreign
    exchange adjustment .....................................        54,438         82,530         62,101
  Decrease (increase) in deferred acquisition costs .........         1,511        (28,461)       (24,865)
  Increase (decrease) in current federal income taxes payable         4,559          2,732           (519)
  Increase in unpaid losses and loss adjustment expenses ....        12,231         20,786          2,596
  Increase in amounts withheld for others ...................                           81            133
  Provision for deferred income taxes .......................         1,375            167         19,290
  Net realized losses (gains) on investments ................        10,090        (21,667)        (6,023)
  Depreciation and accretion of bond discount ...............        (2,401)        (3,540)        (1,736)
  Gain on sale of subsidiaries ..............................                                      (9,486)
  Minority interest and equity in earnings of unconsolidated
    affiliates ..............................................         2,523            388
  Change in other assets and liabilities ....................         7,582         22,419          5,337
                                                                  ---------      ---------      ---------
Cash provided by operating activities .......................     $ 220,854      $ 192,313      $ 145,276
                                                                  =========      =========      =========

         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1. ORGANIZATION AND OWNERSHIP

      Financial Security Assurance Inc. (the Company), an indirect wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is engaged in providing financial guaranty insurance on asset-backed and municipal obligations. The Company's underwriting policy is to insure asset-backed and municipal obligations that it determines would be of investment-grade quality without the benefit of the Company's insurance. The asset-backed obligations insured by the Company are generally issued in structured transactions and are backed by pools of assets, such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The municipal obligations insured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and special revenue bonds and other special obligations of states and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Financial guaranty insurance written by the Company guarantees scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

      The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures. The Company's insured portfolio consists primarily of asset-backed and municipal obligations originated in the United States, but the Company has also written and continues to pursue business in Europe and the Asia Pacific region.

      At December 31, 1997, the Parent was owned 42.1% by U S WEST Capital Corporation (U S WEST), 12.0% by Fund American Enterprises Holdings, Inc. (Fund American), 6.7% by The Tokio Marine and Fire Insurance Co., Ltd. (Tokio Marine) and 39.2% by the public and employees. At December 31, 1998, the Parent was owned 40.5% by MediaOne Capital Corporation (MediaOne), formerly U S WEST, 11.6% by Fund American, 6.4% by Tokio Marine, 5.5% by XL Capital Ltd (XL) and 36.0% by the public and employees. At December 31, 1999, the Parent was owned 5.3% by MediaOne, 21.2% by White Mountains Insurance Group, Ltd. (White Mountains), formerly Fund American, 8.0% by Tokio Marine, 7.8% by XL and 57.7% by the public and employees.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP), which differ in certain material respects from the accounting practices prescribed or permitted by insurance regulatory authorities (see Note 5). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Company's consolidated balance sheets at December 31, 1999 and 1998 and the reported amounts of revenues and expenses in the consolidated statements of income during the years ended December 31, 1999, 1998 and 1997. Such estimates and assumptions include, but are not limited to,

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

losses and loss adjustment expenses and the deferral and amortization of deferred policy acquisition costs. Actual results may differ from those estimates. Significant accounting policies under GAAP are as follows:

      Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries, FSA Insurance Company, Financial Security Assurance International Ltd., Financial Security Assurance of Oklahoma, Inc. and Financial Security Assurance (U.K.) Limited (collectively, the Subsidiaries). All intercompany accounts and transactions have been eliminated. Certain prior-year balances have been reclassified to conform to the 1999 presentation.

      Investments

      Investments in debt securities designated as available for sale are carried at market value. Equity investments are carried at market value. Any resulting unrealized gain or loss is reflected as a separate component of shareholders' equity, net of applicable deferred income taxes. Except as specified in Note 16, all of the Company's long-term investments are classified as available for sale.

      Bond discounts and premiums are amortized on the effective yield method over the remaining terms of the securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at market value, which approximates cost. Cash equivalents are amounts deposited in money market funds and investments with a maturity at time of purchase of three months or less and are included in short-term investments. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recorded as earned.

      The Company holds derivative securities, including U.S. Treasury bond futures contracts and call option contracts, that are not accounted for as hedges and are marked to market on a daily basis. Any gains or losses are included in realized capital gains or losses.

      Premium Revenue Recognition

      Gross and ceded premiums are earned in proportion to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amount of debt insured. Deferred premium revenue and prepaid reinsurance premiums represent the portion of premium that is applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premium, less any amount credited to a refunding issue insured by the Company, are recognized.

      Losses and Loss Adjustment Expenses

      A case basis reserve for unpaid losses and loss adjustment expenses is recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

determinable at the balance sheet date. The estimated loss on a transaction is discounted using current risk-free rates ranging from 5.5% to 6.1%.

      The Company also maintains a non-specific general reserve, which is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established in the future. The general reserve is calculated by applying a loss factor to the total net par amount outstanding of the Company's insured obligations over the term of such insured obligations and discounting the result at risk-free rates. The loss factor used for this purpose has been determined based upon an independent rating agency study of bond defaults and the Company's portfolio characteristics and history.

      Management of the Company periodically evaluates its estimates for losses and loss adjustment expenses and establishes reserves that management believes are adequate to cover the present value of the ultimate net cost of claims. The reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not differ from such estimates. The Company will, on an ongoing basis, monitor these reserves and may periodically adjust such reserves based on the Company's actual loss experience, its future mix of business, and future economic conditions.

      Deferred Acquisition Costs

      Deferred acquisition costs comprise those expenses that vary with and are primarily related to the production of business, including commissions paid on reinsurance assumed, compensation and related costs of underwriting and marketing personnel, certain rating agency fees, premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Deferred acquisition costs and the cost of acquired business are amortized over the period in which the related premiums are earned. Recoverability of deferred acquisition costs is determined by considering anticipated losses and loss adjustment expenses.

      Federal Income Taxes

      The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods reflected at current income tax rates.

      Segment Reporting

      As a monoline financial guaranty insurer, the Company has no reportable operating segments.

3. INVESTMENTS

      Bonds at amortized cost of $10,979,000 and $11,481,000 at December 31, 1999 and 1998, respectively, were on deposit with state regulatory authorities as required by insurance regulations.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

3. INVESTMENTS (Continued)

      Consolidated net investment income consisted of the following (in thousands):

                                                 Year Ended December 31,
                                         --------------------------------------
                                           1999           1998           1997
                                           ----           ----           ----

Bonds .............................      $ 87,697       $ 69,216       $ 65,149
Equity investments ................           893            830            376
Short-term investments ............         6,130          7,376          5,452
Investment expenses ...............        (2,168)        (1,399)        (1,334)
                                         --------       --------       --------
Net investment income .............      $ 92,552       $ 76,023       $ 69,643
                                         ========       ========       ========

      The credit quality of bonds at December 31, 1999 was as follows:

              Rating                              Percent of Bonds
              ------                              ----------------
               AAA                                     71.4%
               AA                                      18.9
                A                                       9.4
               BBB                                      0.1
              Other                                     0.2

      The amortized cost and estimated market value of bonds were as follows (in thousands):

                                                       Gross         Gross      Estimated
                                        Amortized    Unrealized   Unrealized      Market
                                           Cost        Gains        Losses        Value
                                           ----        -----        ------        -----
December 31, 1999
-----------------
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies .......     $   69,825     $   27     $   (512)     $   69,340
Obligations of states and political
  subdivisions ....................      1,189,115      5,469      (58,571)      1,136,013
Foreign securities ................          2,277          1           (1)          2,277
Mortgage-backed securities ........        381,613        450       (9,235)        372,828
Corporate securities ..............        222,294      2,123       (5,371)        219,046
Asset-backed securities ...........         38,808         17       (1,244)         37,581
                                        ----------     ------     --------      ----------
 Total .............................    $1,903,932     $8,087     $(74,934)     $1,837,085
                                        ==========     ======     ========      ==========

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

3. INVESTMENTS (Continued)

                                                       Gross         Gross      Estimated
                                        Amortized    Unrealized   Unrealized      Market
                                           Cost        Gains        Losses        Value
                                           ----        -----        ------        -----
December 31, 1998
-----------------
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies .......     $  134,910     $ 2,297     $  (337)     $  136,870
Obligations of states and political
  subdivisions ....................      1,041,718      42,265        (637)      1,083,346
Mortgage-backed securities ........        261,322       3,911        (180)        265,053
Corporate securities ..............        162,663       5,510        (463)        167,710
Asset-backed securities ...........         30,481         493         (25)         30,949
                                        ----------     -------     -------      ----------
  Total ...........................     $1,631,094     $54,476     $(1,642)     $1,683,928
                                        ==========     =======     =======      ==========

      The change in net unrealized gains (losses) consisted of (in thousands):

                                                 Year Ended December 31,
                                            ----------------------------------
                                               1999         1998        1997
                                               ----         ----        ----

Bonds .................................     $(119,681)     $10,164     $28,671
Equity investments ....................        (3,350)       2,661         357
Other .................................        (1,017)       1,017
                                            ---------      -------     -------
Change in net unrealized gains (losses)     $(124,048)     $13,842     $29,028
                                            =========      =======     =======

      The amortized cost and estimated market value of bonds at December 31, 1999, by contractual maturity, are shown below (in thousands). Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                                  Amortized     Estimated
                                                                    Cost       Market Value
                                                                    ----       ------------
Due in one year or less ....................................     $    5,492     $    5,488
Due after one year through five years ......................        189,461        188,584
Due after five years through ten years .....................        152,520        151,945
Due after ten years ........................................      1,136,038      1,080,659
Mortgage-backed securities (stated maturities of 1 to 30
  years) ...................................................        381,613        372,828
Asset-backed securities (stated maturities of 3 to 30 years)         38,808         37,581
                                                                 ----------     ----------
  Total ....................................................     $1,903,932     $1,837,085
                                                                 ==========     ==========

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

3. INVESTMENTS (Continued)

      Proceeds from sales of bonds during 1999, 1998 and 1997 were $2,114,131,000, $2,132,146,000 and $1,124,848,000, respectively. Gross gains of
$17,907,000, $26,373,000 and $11,702,000 and gross losses of $30,467,000,
$4,156,000 and $6,007,000 were realized on sales in 1999, 1998 and 1997, respectively.

      Proceeds from sales of equity investments during 1999, 1998 and 1997 were $74,593,000, $22,571,000 and $3,568,000, respectively. Gross gains of
$8,871,000, $973,000 and $33,000 and gross losses of $5,008,000, $1,323,000 and
$7,000 were realized on sales in 1999, 1998 and 1997, respectively. Equity investments had gross unrealized gains of $0 and $3,571,000 and gross unrealized losses of $332,000 and $553,000 as of December 31, 1999 and 1998, respectively.

      The Company held open positions in U.S. Treasury bond futures contracts with an aggregate notional amount of $26,900,000 as of December 31, 1999. The Company also held open positions in Eurodollar futures contracts with an aggregate notional amount of $46,500,000 as of December 31, 1999. Such positions are marked to market on a daily basis and, for the year ended December 31, 1999, resulted in net realized losses of $1,393,000.

4. DEFERRED ACQUISITION COSTS

      Acquisition costs deferred for amortization against future income and the related amortization charged to expenses are as follows (in thousands):

                                                      Year Ended December 31,
                                               --------------------------------------
                                                  1999           1998           1997
                                                  ----           ----           ----
Balance, beginning of period .............     $ 199,559      $ 171,098      $ 146,233
                                               ---------      ---------      ---------
Costs deferred during the period:
  Ceding commission income ...............       (52,376)       (27,693)       (18,956)
  Assumed commission expense .............            44             22             31
  Premium taxes ..........................         9,017          8,081          5,554
  Compensation and other acquisition costs        81,613         83,490         66,198
                                               ---------      ---------      ---------
    Total ................................        38,298         63,900         52,827
                                               ---------      ---------      ---------
Costs amortized during the period ........       (39,809)       (35,439)       (27,962)
                                               ---------      ---------      ---------
Balance, end of period ...................     $ 198,048      $ 199,559      $ 171,098
                                               =========      =========      =========

5. STATUTORY ACCOUNTING PRACTICES

      GAAP for the Company differs in certain significant respects from accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

      o Upfront premiums on municipal business are recognized as earned when related principal and interest have expired rather than over the expected coverage period;

      o Acquisition costs are charged to operations as incurred rather than as related premiums are earned;

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

5. STATUTORY ACCOUNTING PRACTICES (Continued)

      o A contingency reserve (rather than a general reserve) is computed based on the following statutory requirements:

            (i) For all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus;

            (ii) For all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

      o Certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

      o Federal income taxes are provided only on taxable income for which income taxes are currently payable;

      o     Accruals for deferred compensation are not recognized;

      o     Purchase accounting adjustments are not recognized;

      o     Bonds are carried at amortized cost;

      o     Surplus notes are recognized as surplus rather than a liability.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

5. STATUTORY ACCOUNTING PRACTICES (Continued)

      A reconciliation of net income for the calendar years 1999, 1998 and 1997 and shareholder's equity at December 31, 1999 and 1998, reported by the Company on a GAAP basis, to the amounts reported by the Subsidiaries on a statutory basis, is as follows (in thousands):

                                                   1999           1998           1997
                                                   ----           ----           ----
Net Income:
GAAP BASIS .................................     $ 133,217      $ 120,817      $ 100,259
Premium revenue recognition ................       (19,397)       (16,411)       (23,130)
Losses and loss adjustment expenses incurred         4,171         12,938          4,653
Deferred acquisition costs .................         1,511        (28,461)       (24,865)
Deferred income tax provision ..............         1,375            167         16,019
Current income tax benefit .................        (9,266)        (8,206)        (7,994)
Amortization of bonds ......................                                          56
Accrual of deferred compensation, net ......        22,119         33,268         26,681
Other ......................................          (124)           100            (61)
                                                 ---------      ---------      ---------
STATUTORY BASIS ............................     $ 133,606      $ 114,212      $  91,618
                                                 =========      =========      =========

                                                              December 31,
                                                       ----------------------------
                                                           1999             1998
                                                           ----             ----
Shareholder's Equity:
GAAP BASIS .......................................     $ 1,294,946      $ 1,104,591
Premium revenue recognition ......................        (110,650)         (91,297)
Loss and loss adjustment expense reserves ........          54,971           47,250
Deferred acquisition costs .......................        (198,048)        (199,559)
Contingency reserve ..............................        (473,387)        (367,454)
Unrealized loss (gain) on investments, net of tax           67,179          (55,851)
Deferred income taxes ............................          53,357           95,398
Accrual of deferred compensation .................          80,811           70,022
Surplus notes ....................................         120,000          120,000
Other ............................................         (42,484)         (52,844)
                                                       -----------      -----------
STATUTORY BASIS SURPLUS ..........................     $   846,695      $   670,256
                                                       ===========      ===========
SURPLUS PLUS CONTINGENCY RESERVE .................     $ 1,320,082      $ 1,037,710
                                                       ===========      ===========

6. FEDERAL INCOME TAXES

      The Parent, the Company and its Subsidiaries (except Financial Security Assurance International Ltd.) file a consolidated federal income tax return. The calculation of each member's tax benefit or liability is controlled by a tax sharing agreement that bases the allocation of such benefit or liability upon a separate return calculation.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

6. FEDERAL INCOME TAXES (Continued)

      Federal income taxes have not been provided on substantially all of the undistributed earnings of non-U.S. subsidiaries, since it is the Company's practice and intent to reinvest such earnings in the operations of these subsidiaries. The cumulative amount of such untaxed earnings was $6,537,000 and $0 at December 31, 1999 and 1998, respectively.

      The cumulative balance sheet effects of deferred tax consequences are (in thousands):

                                                             December 31,
                                                     ---------------------------
                                                        1999             1998

Deferred acquisition costs ...................       $  65,769        $  69,079
Deferred premium revenue adjustments .........          14,860           10,354
Unrealized capital gains .....................                           20,749
Contingency reserves .........................          55,028           46,260
Other, net ...................................             921
                                                     ---------        ---------
  Total deferred tax liabilities .............         136,578          146,442
                                                     ---------        ---------

Loss and loss adjustment expense reserves ....         (18,219)         (16,613)
Deferred compensation ........................         (42,335)         (34,020)
Unrealized capital losses ....................         (22,667)
Other, net ...................................                             (411)
                                                     ---------        ---------
  Total deferred tax assets ..................         (83,221)         (51,044)
                                                     ---------        ---------
Total deferred income taxes ..................       $  53,357        $  95,398
                                                     =========        =========

      No valuation allowance was necessary at December 31, 1999 or 1998.

      A reconciliation of the effective tax rate with the federal statutory rate follows:

                                                    Year Ended December 31,
                                                ------------------------------
                                                1999         1998         1997
                                                ----         ----         ----

Tax at statutory rate ...................       35.0%        35.0%        35.0%
Tax-exempt interest .....................       (9.5)        (8.1)        (7.9)
Income of foreign subsidiary ............       (1.3)
Other ...................................       (0.6)         1.1          0.3
                                                ----          ---          ---
Provision for income taxes ..............       23.6%        28.0%        27.4%
                                                ====         ====         ====

7. DIVIDENDS AND CAPITAL REQUIREMENTS

      Under New York Insurance Law, The Company may pay a dividend without the prior approval of the Superintendent of the New York State Insurance Department only from earned surplus subject to the maintenance of a minimum capital requirement. In addition, the dividend, together with all dividends declared or distributed by it during the preceding twelve months, may not exceed the lesser of 10% of its policyholders' surplus shown on its last filed statement, or adjusted net investment income, as defined, for

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

7. DIVIDENDS AND CAPITAL REQUIREMENTS (Continued)

such twelve-month period. As of December 31, 1999, the Company had $81,960,000 available for the payment of dividends over the next twelve months.

      In 1998, the Company repurchased $8,500,000 of its shares from the Parent, representing the balance remaining of $75,000,000 that had been approved for repurchase by the New York Insurance Department.

8. CREDIT ARRANGEMENTS AND ADDITIONAL CLAIMS-PAYING RESOURCES

      The Company has a credit arrangement aggregating $150,000,000 at December 31, 1999, which is provided by commercial banks and intended for general application to transactions insured by the Company and the Subsidiaries. At December 31, 1999, there were no borrowings under this arrangement, which expires on April 28, 2000, if not extended. In addition, there are credit arrangements assigned to specific insured transactions. In August 1994, the Company entered into a facility agreement with Canadian Global Funding Corporation and Hambros Bank Limited. Under the agreement, which expires in August 2004, the Company can arrange financing for transactions subject to certain conditions. The amount of this facility was $186,911,000, of which $99,302,000 was unutilized at December 31, 1999.

      The Company has a standby line of credit commitment in the amount of $240,000,000 with a group of international banks to provide loans to the Company after it has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $230,000,000 or 5.75% of average annual debt service of the covered portfolio. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral. This commitment has a term beginning on April 30, 1999 and expiring on April 30, 2006 and contains an annual renewal provision subject to approval by the banks. No amounts have been utilized under this commitment as of December 31, 1999.

      At December 31, 1999, the Company has borrowed $120,000,000 from its Parent in the form of Surplus Notes. These notes carried a simple interest rate of 5.0% per annum. Principal of and interest on the Surplus Notes may be paid at any time at the option of the Company, subject to prior approval of the New York Insurance Department and compliance with the conditions to such payments as contained in the New York Insurance Laws. These notes have no stated maturity. The Company paid interest of $8,168,000, $0 and $0 in 1999, 1998 and 1997, respectively.

9. EMPLOYEE BENEFIT PLANS

      The Company maintains both a qualified and a non-qualified, non-contributory defined contribution pension plans for the benefit of all eligible employees. The Company's contributions are based upon a fixed percentage of employee compensation. Pension expense, which is funded as accrued, amounted to $1,680,000 (net of forfeitures of $1,316,000), $2,380,000 and $2,312,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

      The Company has an employee retirement savings plan for the benefit of all eligible employees. The plan permits employees to contribute a percentage of their salaries up to limits prescribed by the Internal Revenue Service (IRS Code, Section 401(k)). The Company's contributions are discretionary, and none have been made.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

9. EMPLOYEE BENEFIT PLANS (Continued)

      Pursuant to the 1993 Equity Participation Plan, 3,610,780 shares of the Parent's common stock, subject to anti-dilutive adjustment, were reserved for awards of options, restricted shares of common stock, and performance shares to employees for the purpose of providing, through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating officers and other key employees long-term incentives for sustained high levels of performance. The 1993 Equity Participation Plan also contains provisions that permit the Human Resources Committee to pay all or a portion of employees' bonuses in the form of shares of the Parent's common stock credited to the employees at a 15% discount from current market value and paid to employees five years from the date of award. Up to an aggregate of 10,000,000 shares may be allocated to such equity bonuses.

      Performance shares are awarded under the Parent's 1993 Equity Participation Plan. The Plan authorizes the discretionary grant of performance shares by the Human Resources Committee to key employees of the Company. The number of shares of the Parent's common stock earned for each performance share depends upon the attainment by the Parent of certain growth rates of adjusted book value per outstanding share over a three-year period. At each payout date, each performance share is adjusted to pay out from zero up to two common shares. No common shares are paid out if the compound annual growth rate of the Parent's adjusted book value per outstanding share was less than 7%. Two common shares per performance share are paid out if the compound annual growth rate was 19% or greater. Payout percentages are interpolated for compound annual growth rates between 7% and 19%.

      Performance shares granted under the 1993 Equity Participation Plan were as follows:

                               Outstanding   Granted     Earned     Forfeited   Outstanding      Market
                              at Beginning    During     During      During        at End       Price at
                                 of Year     the Year   the Year    the Year      of Year      Grant Date
                                 -------     --------   --------    --------      -------      ----------
1997........................    1,374,340    253,057    201,769      59,253      1,366,375     $35.5000
1998........................    1,366,375    273,656    229,378      26,145      1,384,508      46.0625
1999........................    1,384,508    236,915    352,726      45,672      1,223,025      53.6250

      The Company applies APB Opinion 25 and related Interpretations in accounting for the Parent's performance shares. The Company estimates the final cost of these performance shares and accrues for this expense over the performance period. The accrued expense for the performance shares was $32,963,000, $39,480,000 and $28,439,000 for the years ended December 31, 1999,
1998 and 1997, respectively. In tandem with this accrued expense, the Parent estimates those performance shares that it expects to settle in stock and records this amount in shareholders' equity as deferred compensation. The remainder of the accrual, which represents the amount of performance shares that the Parent estimates it will settle in cash, is recorded in accrued expenses and other liabilities. The Company recognized a benefit for the difference between the market value of the Parent's common stock and the cost of the stock when it was purchased by the independent trustee (which amount was reimbursed by the Company to its Parent) for shares distributed under the performance share plan. This benefit was recorded by the Company as a capital contribution which totaled $11,329,000, $5,418,000 and $2,900,000 in 1999, 1998 and 1997, respectively. In
1996, the Parent adopted disclosure provisions of SFAS No. 123. Had the compensation cost for the Parent's performance shares been determined based upon the provisions of SFAS No. 123, there would have been no effect on the Company's reported net income.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

9. EMPLOYEE BENEFIT PLANS (Continued)

      In November 1994, the Parent created a rabbi trust and appointed an independent trustee authorized to purchase shares of the Parent's common stock in open-market transactions, at times and prices determined by the trustee. These purchases are intended to fund future obligations relating to equity bonuses, performance shares and stock options under the 1993 Equity Participation Plan and other employee benefit plans and are presented as treasury stock in the Parent's financial statements.

      The Company does not currently provide post-retirement benefits, other than under its defined contribution plans, to its employees, nor does it provide post-employment benefits to former employees other than under its severance plans.

10. COMMITMENTS AND CONTINGENCIES

      The Company leases office space and equipment under non-cancelable operating leases, which expire at various dates through 2005.

      Future minimum rental payments are as follows (in thousands):

Year Ended December 31,
-----------------------

2000........................................................           $3,228
2001........................................................            2,915
2002........................................................            2,660
2003........................................................            2,683
2004........................................................            2,683
Thereafter..................................................            2,459
                                                                      -------
  Total ....................................................          $16,628
                                                                      =======

      Rent expense for the years ended December 31, 1999, 1998 and 1997 was $3,996,000, $4,025,000 and $3,708,000, respectively.

      During the ordinary course of business, the Company and its Subsidiaries have become parties to certain litigation. Management believes that these matters will be resolved with no material impact on the Company's financial position, results of operations or cash flows.

11. REINSURANCE

      The Company reinsures portions of its risks with affiliated (see Note 13) and unaffiliated reinsurers under quota share, first-loss and excess-of-loss treaties and on a facultative basis. The Company's principal ceded reinsurance program consisted in 1999 of two quota share treaties, a combination quota share and aggregate excess-of-loss treaty, four first-loss treaties and seven automatic facultative facilities. One quota share treaty covered all of the Company's approved regular lines of business, except U.S. municipal obligation insurance. Under this treaty in 1999, the Company ceded 7.25% of each covered policy, up to a maximum of $14,500,000 insured principal per policy. At its option, the Company could have increased, and in certain instances did increase, the ceding percentage to 14.5% up to $29,000,000 of each covered policy. A second quota share treaty covered the Company's U.S. municipal obligation insurance business.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

11. REINSURANCE (Continued)

Under this treaty in 1999, the Company ceded 6.5% of each covered policy that is classified by the Company as providing U.S. municipal bond insurance as defined by Article 69 of the New York Insurance Law up to a limit of $17,333,000 per single risk, which is defined by revenue source. At its option, the Company could have increased, and in certain instances did increase, the ceding percentage to 35% up to $93,333,000 per single risk. These cession percentages under both treaties were reduced on smaller sized transactions. The combination quota share and aggregate excess-of-loss treaty covers qualifying emerging-market collateralized debt obligations. This treaty reinsures (i) on a quota share basis 50% of such transactions insured in 1999 and 2000 and (ii) on an aggregate excess-of-loss basis 90% of the Company's net losses on qualifying transactions in excess of $50,000,000, up to a limit of liability of $200,000,000. The four first-loss treaties applied to qualifying U.S. mortgage-backed, U.S. auto loan-backed, U.S. multifamily housing and collateralized debt obligations. Under the seven automatic facultative facilities in 1999, the Company, at its option, could allocate up to a specified amount for each reinsurer (ranging from $4,000,000 to $100,000,000 depending on the reinsurer) for each transaction, subject to limits and exclusions, in exchange for which the Company agreed to cede in the aggregate a specified percentage of gross par insured by the Company. Each of the quota share treaties and automatic facultative facilities allowed the Company to withhold a ceding commission to defray its expenses. The Company also employed non-treaty quota share and first-loss facultative reinsurance on various transactions in 1999.

      In the event that any or all of the reinsuring companies were unable to meet their obligations to the Company, or contested such obligations, the Company would be liable for such defaulted amounts. The Company has also assumed reinsurance of municipal obligations from unaffiliated insurers.

      Amounts reinsured were as follows (in thousands):

                                                                           Year Ended December 31,
                                                                     ------------------------------------
                                                                        1999          1998         1997
                                                                        ----          ----         ----
Written premiums ceded .........................................     $ 132,236      $ 99,413      $63,513
Written premiums assumed .......................................           995           935        1,352
Earned premiums ceded ..........................................        63,615        55,939       41,713
Earned premiums assumed ........................................         2,514         4,271        5,121
Loss and loss adjustment expense payments ceded ................        (2,461)       22,619        2,862
Loss and loss adjustment expense payments assumed ..............             1             3            2
Incurred (recovered) losses and loss adjustment expenses ceded .         3,124        (4,673)       3,605
Incurred (recovered) losses and loss adjustment expenses assumed            40          (139)         161

                                                              December 31,
                                                      ---------------------------
                                                           1999          1998
                                                           ----          ----
Principal outstanding ceded .....................     $45,313,349     $32,914,844
Principal outstanding assumed ...................       1,245,430       1,360,916
Deferred premium revenue ceded ..................         285,105         217,096
Deferred premium revenue assumed ................           9,100          10,799
Loss and loss adjustment expense reserves ceded .           9,492           6,421
Loss and loss adjustment expense reserves assumed             762             723

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

12. OUTSTANDING EXPOSURE AND COLLATERAL

      The Company's policies insure the scheduled payments of principal and interest on asset-backed and municipal obligations. The principal amount insured (in millions) as of December 31, 1999 and 1998 (net of amounts ceded to other insurers) and the terms to maturity are as follows:

                                          December 31, 1999           December 31, 1998
                                       -----------------------     -----------------------
Terms to Maturity                      Asset-Backed  Municipal     Asset-Backed  Municipal
-----------------                      ------------  ---------     ------------  ---------
0 to 5 Years....................          $10,272     $ 3,351         $ 8,468     $ 2,756
5 to 10 Years...................           13,911       8,741           7,516       7,495
10 to 15 Years..................            8,956      15,441           5,661      12,427
15 to 20 Years..................              814      24,711             670      20,265
20 Years and Above..............           16,762      26,979          15,308      24,107
                                          -------     -------         -------     -------
  Total ........................          $50,715     $79,223         $37,623     $67,050
                                          =======     =======         =======     =======

      The principal amount ceded as of December 31, 1999 and 1998 and the terms to maturity are as follows (in millions):

                                  December 31, 1999        December 31, 1998
                             -------------------------  ------------------------
Terms to Maturity            Asset-Backed    Municipal  Asset-Backed   Municipal
-----------------            ------------    ---------  ------------   ---------
0 to 5 Years ............      $ 3,962       $ 1,477       $2,727       $ 1,157
5 to 10 Years ...........        4,055         2,307        1,859         2,143
10 to 15 Years ..........        1,777         3,995        1,116         3,022
15 to 20 Years ..........          769         7,423          591         4,852
20 Years and Above ......        3,313        16,235        3,230        12,218
                               -------       -------       ------       -------
  Total .................      $13,876       $31,437       $9,523       $23,392
                               =======       =======       ======       =======

      The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

12. OUTSTANDING EXPOSURE AND COLLATERAL (Continued)

asset-backed obligations, as well as through reinsurance. The gross principal amounts of insured obligations in the asset-backed insured portfolio are backed by the following types of collateral (in millions):

                                         Net of Amounts
                                             Ceded                   Ceded
                                           December 31,           December 31,
                                       -------------------     -----------------
Types of Collateral                     1999        1998        1999       1998
-------------------                     ----        ----        ----       ----

Residential mortgages ............     $16,713     $15,647     $ 3,198    $3,324
Consumer receivables .............      15,102      12,539       3,374     3,663
Government securities ............       1,010         821         483       267
Pooled corporate obligations .....      15,446       6,776       5,590     1,388
Commercial mortgage portfolio:
  Commercial real estate .........          12          15          38        49
  Corporate secured ..............          42          42         300       314
Investor-owned utility obligations         733         757         466       464
Other asset-backed obligations ...       1,657       1,026         427        54
                                       -------     -------     -------    ------
  Total asset-backed obligations .     $50,715     $37,623     $13,876    $9,523
                                       =======     =======     =======    ======

      The gross principal amount of insured obligations in the municipal insured portfolio includes the following types of issues (in millions):

                                                    Net of Amounts
                                                         Ceded                  Ceded
                                                      December 31,           December 31,
                                                 -------------------     -------------------
Types of Issues                                    1999        1998        1999       1998
---------------                                    ----        ----        ----       ----
General obligation bonds ...................     $31,446     $25,337     $ 6,237     $ 4,517
Housing revenue bonds ......................       2,780       2,509       1,064       1,108
Municipal utility revenue bonds ............      11,293       9,218       7,326       5,489
Health care revenue bonds ..................       5,950       5,812       4,674       3,348
Tax-supported bonds (non-general obligation)      17,719      14,731       7,095       5,238
Transportation revenue bonds ...............       3,482       2,937       2,918       2,154
Other municipal bonds ......................       6,553       6,506       2,123       1,538
                                                 -------     -------     -------     -------
  Total municipal obligations ..............     $79,223     $67,050     $31,437     $23,392
                                                 =======     =======     =======     =======

      In its asset-backed business, the Company considers geographic concentration as a factor in underwriting insurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitization, the geographic concentration of the underlying assets may not remain fixed over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant, given other more relevant measures of diversification, such as issuer or industry.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

12. OUTSTANDING EXPOSURE AND COLLATERAL (Continued)

      The Company seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth, by state, those states in which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured municipal securities as of December 31, 1999:

                                     Net Par        Percent of Total        Ceded Par
                      Number         Amount         Municipal Net Par        Amount
State                of Issues     Outstanding     Amount Outstanding      Outstanding
-----                ---------     -----------     ------------------      -----------
                                  (in millions)                           (in millions)
California ....          575          $11,543           14.6%               $ 3,737
New York ......          428            7,006            8.8                  4,918
Pennsylvania ..          403            5,509            7.0                  1,313
Texas .........          469            5,095            6.4                  2,075
Florida .......          147            4,696            5.9                  1,966
New Jersey ....          317            4,444            5.6                  2,500
Illinois ......          420            4,103            5.2                  1,304
Massachusetts .          132            2,568            3.2                  1,356
Michigan ......          274            2,543            3.2                    538
Wisconsin .....          298            2,184            2.8                    253
Washington ....          167            1,736            2.2                    665
All Other U.S.
  Jurisdictions        1,758           26,390           33.3                  9,559
International .           31            1,406            1.8                  1,253
                       -----          -------          -----                -------
  Total .......        5,419          $79,223          100.0%               $31,437
                       =====          =======          =====                =======

13. RELATED PARTY TRANSACTIONS

      Allocable expenses are shared by the Company and its Parent on a basis determined principally by estimates of respective usage as stated in an expense sharing agreement. The agreement is subject to the provisions of the New York Insurance Law. Amounts included in other assets at December 31, 1999 and 1998 are $2,580,000 and $1,625,000, respectively, for unsettled expense allocations due from the Parent.

      The Company ceded premiums of $28,388,000, $23,838,000 and $21,216,000 to
Tokio Marine for the years ended December 31, 1999, 1998 and 1997, respectively. The amounts included in prepaid reinsurance premiums at December 31, 1999 and 1998 for reinsurance ceded to Tokio Marine were $76,327,000 and $62,422,000, respectively. Reinsurance recoverable on unpaid losses ceded to Tokio Marine was $4,889,000 and $612,000 at December 31, 1999 and 1998, respectively. The Company ceded losses and loss adjustment expenses of $3,376,000, $603,000 and $1,095,000 to Tokio Marine for the years ended December 31, 1999, 1998 and 1997, respectively. The Company ceded premiums of $19,840,000, $7,297,000 and $15,000 to XL Insurance Company Ltd and XL Financial Assurance Ltd, subsidiaries of XL, for the years ended December 31, 1999, 1998 and 1997, respectively. The amounts included in prepaid reinsurance premiums at December 31, 1999 and 1998 for reinsurance ceded to XL Insurance Company Ltd and XL Financial Assurance Ltd were $15,813,000 and $5,306,000, respectively.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

13. RELATED PARTY TRANSACTIONS (Continued)

      The Company ceded premiums of $84,000, $203,000 and $351,000 on a quota share basis to Commercial Reinsurance Company, an affiliate of MediaOne, for the years ended December 31, 1999, 1998 and 1997, respectively. The amounts included in prepaid reinsurance premiums for reinsurance ceded to this affiliate were $1,728,000 and $2,464,000 at December 31, 1999 and 1998, respectively. The amounts of reinsurance recoverable on unpaid losses ceded to this affiliate at December 31, 1999 and 1998 were $501,000 and $519,000, respectively. The Company ceded losses and loss adjustment expenses (recoveries) of $(22,000), $(7,822,000) and $1,569,000 to this affiliate for the years ended December 31, 1999, 1998 and 1997, respectively.

      The Company ceded premiums of $25,659,000 and $16,539,000 on a quota share basis to Enhance Reinsurance Company and Asset Guaranty Insurance Company, former affiliates of MediaOne, for the years ended December 31, 1998 and 1997, respectively. The amount included in prepaid reinsurance premiums for reinsurance ceded to these former affiliates was $58,624,000 at December 31, 1998. The amount of reinsurance recoverable on unpaid losses ceded to these former affiliates at December 31, 1998 was $1,236,000. The Company ceded losses and loss adjustment expenses (recoveries) of $(4,134,000) and $536,000 to these affiliates for the years ended December 31, 1998 and 1997, respectively.

14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      Bonds and equity investments"The carrying amount represents fair value. The fair value is based upon quoted market price.

      Short-term investments"The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

      Cash, receivable for investments sold and payable for investments purchased"The carrying amount approximates fair value because of the short maturity of these instruments.

      Deferred premium revenue, net of prepaid reinsurance premiums"The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company's future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contract.

      Installment premiums"Consistent with industry practice, there is no carrying amount for installment premiums since the Company will receive premiums on an installment basis over the term of the insurance contract. Similar to deferred premium revenue, the fair value of installment premiums is the estimated

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

present value of the future contractual premium revenues that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract.

      Losses and loss adjustment expenses, net of reinsurance recoverable on unpaid losses"The carrying amount is fair value, which is the present value of the expected cash flows for specifically identified claims and potential losses in the Company's insured portfolio.

                                           December 31, 1999          December 31, 1998
                                       ------------------------    ------------------------
                                        Carrying     Estimated      Carrying     Estimated
                                         Amount      Fair Value      Amount      Fair Value
                                       ----------    ----------    ----------    ----------
                                                        (In thousands)
Assets:
  Bonds ...........................    $1,837,085    $1,837,085    $1,683,928    $1,683,928
  Equity investments ..............         9,768         9,768        37,268        37,268
  Short-term investments ..........       257,030       257,030        92,241        92,241
  Cash ............................         4,153         4,153         2,729         2,729
  Receivable for securities sold ..        40,635        40,635         1,656         1,656
Liabilities:
  Deferred premium revenue, net of
  prepaid reinsurance premiums ....       559,041       468,784       504,603       417,130
  Losses and loss adjustment
  expenses, net of reinsurance
  recoverable on unpaid losses ....        77,817        77,817        65,586        65,586
  Notes payable ...................       120,000       120,000       120,000       120,000
  Payable for investments purchased       239,295       239,295       105,749       105,749
Off-balance-sheet instruments:
  Installment premiums ............                     237,802                     163,239

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

15. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

      The Company's liability for losses and loss adjustment expenses consists of the case basis and general reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows (in thousands):

                                                              Year Ended December 31,
                                                         --------------------------------
                                                          1999        1998         1997
                                                          ----        ----         ----
Balance at January 1 ................................    $72,007    $ 75,417     $ 72,079
Less reinsurance recoverable ........................      6,421      30,618       29,875
                                                         -------    --------     --------
Net balance at January 1 ............................     65,586      44,799       42,204
Incurred losses and loss adjustment expenses:
  Current year ......................................      8,575       8,049        5,400
  Prior years .......................................        254      (4,100)       3,756
Recovered (paid) losses and loss adjustment expenses:
  Current year
  Prior years .......................................      3,402      16,838       (6,561)
                                                         -------    --------     --------
Net balance December 31 .............................     77,817      65,586       44,799
Plus reinsurance recoverable ........................      9,492       6,421       30,618
                                                         -------    --------     --------
  Balance at December 31 ............................    $87,309    $ 72,007     $ 75,417
                                                         =======    ========     ========

      During 1997, the Company increased its general reserve by $9,156,000, of which $5,400,000 was for originations of new business and $3,756,000 was to reestablish a portion of the general reserve that had been previously transferred to case basis reserves. During 1997, the Company transferred $4,503,000 to case basis reserves. Giving effect to these transfers, the general reserve totaled $34,313,000 at December 31, 1997.

      During 1998, the Company increased its general reserve by $3,949,000, of which $8,049,000 was for originations of new business offset by a $4,100,000 decrease in the amount needed to fund the general loss reserve primarily because of recoveries on certain commercial mortgage transactions. During 1998, the Company transferred $18,403,000 to its general reserve from case basis reserves due to those recoveries on commercial mortgage transactions. Also during 1998, the Company transferred $9,414,000 from its general reserve to case basis reserves associated predominantly with certain consumer receivable transactions. Giving effect to these transfers, the general reserve totaled $47,251,000 at December 31, 1998.

      During 1999, the Company increased its general reserve by $8,829,000, of which $8,575,000 was for originations of new business and $254,000 was for the reestablishment of the general reserve. Also during 1999, the Company transferred to the general reserve $3,549,000 representing recoveries received on prior-year transactions and transferred from the general reserve to case basis reserves $4,580,000. Giving effect to these transfers, the general reserve totaled $54,971,000 at December 31, 1999.

      Reserves for losses and loss adjustment expenses are discounted at risk-free rates for the general reserve and for the case basis reserves at rates between 5.5% and 6.1%. The amount of discount taken was approximately $31,113,000, $28,564,000 and $19,779,000 at December 31, 1999, 1998 and 1997,
respectively.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

16. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

      In November 1998, the Parent invested $19,900,000 to purchase a 19.9% interest in XL Financial Assurance Ltd (XLFA), a financial guaranty insurance subsidiary of XL. In February 1999, the Parent sold $4,900,000 of its interest back to XLFA, giving the Parent a 15.0% interest in XLFA, which it contributed to the Company in December 1999. The Company's investment in XLFA is accounted for using the equity method of accounting because the Company has significant influence over XLFA's operations. Amounts recorded by the Company in connection with XLFA as of December 31, 1999 are as follows (in thousands):

                                                                          1999
                                                                          ----

Investment in XLFA ........................................              $16,631
Equity in earnings from XLFA ..............................                  192

      At December 31, 1999, the Company's retained earnings included $192,000 of accumulated undistributed earnings of XLFA.

17. MINORITY INTEREST IN SUBSIDIARY

      In November 1998, Financial Security Assurance International Ltd. (International), a Bermuda-based financial guaranty subsidiary of the Company, sold to XL $20,000,000 of preferred shares representing a minority interest in International. In December 1999, International sold to XL an additional $10,000,000 of preferred shares to maintain its minority ownership percentage. The preferred shares are Cumulative Participating Voting Preferred Shares, which in total have a minimum fixed dividend of $1,500,000 per annum. For the years ended December 31, 1999 and 1998, the Company recognized minority interest of $2,715,000 and $388,000, respectively.

18. SUBSEQUENT EVENT

      On March 14, 2000, the Parent announced that it had entered into a merger agreement pursuant to which the Parent would become a wholly owned subsidiary of Dexia S.A., a publicly held Belgian corporation, subject to shareholder approval and satisfaction of regulatory and other closing conditions.